Exhibit (i)

May 29, 2009

Permanent Portfolio Family of Funds, Inc.
600 Montgomery Street, 27th Floor
San Francisco, CA 94111

Ladies and Gentlemen:

     We have acted as counsel to Permanent Portfolio Family of Funds, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 37 to the Company's Registration Statement on Form N-1A (File Nos. 811-03379; 002-75661) (the “Post-Effective Amendment”), registering an indefinite number of shares of the Company’s Common Stock, par value $.001 per share, of Permanent Portfolio, Treasury Bill Portfolio, Versatile Bond Portfolio and Aggressive Growth Portfolio (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Company’s Articles of Incorporation, as amended and supplemented (the “Charter”), and By-Laws of the Company, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We also have examined and relied upon certificates of public officials as to certain matters of fact that are material to our opinion. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have further assumed that, as of any date of determination, the number of issued Shares of each class and series will not exceed the number of such shares authorized to be issued under the Charter. We have not veri fied any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Company; and

     2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP